EXHIBIT NO. 10.3

DATED	2001
(1) SPANDEX PLC (2) I M PROPERTIES FINANCE LIMITED
AGREEMENT
for the sale and leaseback of freehold property known as 1600 Park Avenue Aztec West Almondsbury Bristol, BS32 4UA
EVERSHEDS

11-12 Queen Square Bristol BS1 4NT Tel: 0117 929 9555 Fax: 0117 929 2766

CONTENTS

Particulars
Clause			Page

1	INTERPRETATION		1
	1.1	Defined terms	1
	1.2	Construction	2
	1.3	Contracts (Rights of Third Parties) Act 1999	3
	1.4	Particulars	3
	1.5	Commercial Conditions	3
2	AGREEMENT FOR SALE AND LEASEBACK		3
	2.1	Agreement	3
	2.2	Deposit	3
	2.3	Completion	4
	2.4	Possession	4
	2.5	Capital Allowances	4
3	VALUE ADDED TAX		4
	3.1	Payment of VAT	4
4	TITLE		4
	4.1	Title deduced	4
	4.2	Title guarantee	4
5	TITLE MATTERS		5
	5.1	Specific matters and Leases	5
	5.2	Buyer's knowledge	5
	5.3	General matters	5
	5.4	Entries in public registers	6
6	THE TRANSFER		6
	6.1	Preparation of the transfer	6
	6.2	Registration	6
7	ADDITIONAL PROVISIONS		7
	7.1	Information provided	7
	7.2	Incorporation of documents	7
	7.3	Sums due under this Agreement	7
	7.4	Consents under this Agreement	7
	7.5	Entire Agreement	7
	7.6	Warranty	8
8	SIGNING		8
Schedules
1	Variations to the Commercial Conditions		9
	1	Exclusion of Commercial Conditions	9
	2	Variation of Commercial Conditions	9
	3	New conditions	10
2	Title Matters		11
	1	Register entries	11
3	Title Guarantee		12
	1	Further assurances	12
4	Incorporated Documents		13
5	The Leases		14
6	Capital Allowances		15
	PART 1: Operative provisions		15
	1	Capital allowances	15
	2	Joint election	15
	3	Confirmation of claims	15
	4	Disposal values	15
	5	Provision of information	15
	PART 2: Plant and machinery		16
	PART 3: Notice of election		17
7	TOGC Transfer Provisions		19
	1	TOGC Transfer	19
	2	Seller's obligations	19
	3	Buyer's obligations	19
	4	VAT Records	20
	5	Default provisions	20
	6	Buyer's default	21

PARTICULARS
Date

Seller	SPANDEX PLC (registered number 01266024) whose registered office is at 1600 Park Avenue, Aztec West, Almondsbury, Bristol, BS32 4UA.
Buyer	I M PROPERTIES FINANCE LIMITED (registered number 02937496) whose registered office is at The Manor, Haseley Business Centre, Warwick, CV35 7LS
Buyer's Solicitors	MARTINEAU JOHNSON of St Philips House, St Philips Place, Birmingham
Completion Date	[ ]
Deposit	855,350.00 GBPs (Eight Hundred and Fifty Five Thousand Three Hundred and Fifty Pounds)
Price	8,553,500.00 GBPs(Eight Million Five Hundred and Fifty Three Thousand Five Hundred Pounds).
Property	The freehold property known as 1600 Park Avenue, Aztec West, Almondsbury, Bristol, BS32 4UA registered at HM Land Registry under the Title Number AV189950.
Seller's Solicitors	Eversheds of 11/12 Queen Square, Bristol, BS1 4NT (Ref: 33/4/FTO/S1102).
Title Number	AV189950.

THIS AGREEMENT is made on the date set out in the Particulars

BETWEEN

(1)     the Seller; and

(2)     the Buyer.

OPERATIVE PROVISIONS

1.        INTERPRETATION

1.1       Defined terms

In this Agreement, the following words and expressions have the following meanings:

"1994 Act"	Law of Property (Miscellaneous Provisions) Act 1994
"Actual Completion"	actual completion of the sale and purchase of the Property and "Date of Actual Completion" is to be interpreted accordingly
"Commercial Conditions"	the Standard Commercial Property Conditions (First Edition)
"Contract Rate"	4% per annum above the base lending rate from time to time of National Westminster Bank PLC
"Election"	an election to waive exemption from VAT in respect of the Property pursuant to paragraph 2(1) Schedule 10 VATA
"Leases"	the leases, tenancy documents and licences briefly described in Schedule 5
"New Lease"	a lease of the Property to be granted to the Seller by the Buyer on the Completion Date pursuant to this Agreement in the form of the draft annexed at Appendix 2
"Particulars"	the Particulars set out at the front of this Agreement
"Tenants"	the tenants and other occupiers of the Property pursuant to the Leases
"Title Matters"	the agreements, covenants, declarations, easements, exceptions, provisions, reservations, stipulations and other matters set out in paragraph 1 of Schedule 2
"TOGC Transfer"	the transfer of a business as a going concern pursuant to section 49 Value Added Tax Act 1994 and Article 5 Value Added Tax (Special Provisions) Order 1995
"VAT"	Value Added Tax
"VATA"	Value Added Tax Act 1994

1.1  Construction

In this Agreement:

1.1.1	the clause headings do not affect its interpretation;

1.1.2

unless otherwise indicated, references to clauses and Schedules are to clauses of and Schedules to this Agreement and references in a Schedule to a Part or paragraph are to a Part or paragraph of that Schedule;

1.1.3	references to any statute or statutory provision include references to:

1.1.3.1 all Acts of Parliament and all other legislation having legal effect in the United Kingdom; and

1.1.3.2  any subsequent statutes directly or indirectly amending, consolidating, extending, replacing or re-enacting that statute and also include any orders, regulations, instruments or other subordinate legislation made under that statute;

1.1.4	references to the Property include any part of it;

1.1.5	"including" means "including, without limitation";

1.1.6	"indemnify" means to indemnify against all actions, claims, demands and proceedings taken or made against the Seller and all costs, damages, expenses, liabilities and losses incurred by the Seller;

1.1.7	"working day" has the meaning given to it in the Commercial Conditions; and

1.1.8	if any provision is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remainder of the Agreement is to be unaffected.

1.2  Contracts (Rights of Third Parties) Act 1999

The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

1.3 Particulars

The Particulars form part of this Agreement and words and expressions set out in the Particulars are to be treated as defined terms in this Agreement.

1.4  Commercial Conditions

The Commercial Conditions, as varied by Schedule 1, form part of this Agreement so far as they are applicable to the sale of the Property and are consistent with the express terms of this Agreement.

2.  AGREEMENT FOR SALE AND LEASEBACK

2.1  Agreement

2.1.1  The Seller agrees to sell and the Buyer agrees to buy the Property at the Price.

2.1.2  The Buyer agrees to grant the New Lease to the Seller on Completion.

2.2  Deposit

The Buyer is to pay the Deposit to the Seller on the date of this Agreement by direct credit. The Seller's Solicitors are to hold the Deposit as stakeholder until the date, if any, on which the Seller serves notice to complete under Commercial Condition 6.8 and then as agents for the Seller. The Seller is entitled to all interest accrued on the Deposit.

2.3  Completion

Completion of the sale and the New Lease is to take place on the Completion Date.

2.4  Possession

The Property is sold subject to and with the benefit (so far as it is applicable following the grant of the New Lease) of the Leases and the rights of the Tenants and any other person deriving title or occupying the Property under the Leases.

2.5  Capital Allowances

Six Hundred Thousand Pounds (600,000.00 GBPs) of the Price is apportioned to fixed plant and machinery in the Property set out in Part 2 of Schedule 6 and the provisions of Part 1 of Schedule 6 apply.

3.  VALUE ADDED TAX

3.1  Payment of VAT

Sums payable under this Agreement are exclusive of VAT. An obligation to pay money includes an obligation to pay any VAT chargeable on that payment. When a taxable supply is made for the purposes of VAT under this Agreement, a valid VAT invoice is to be issued in respect of that supply.

3.2  Transfer as a going concern

The parties intend that the sale of the Property is to be treated as a TOGC Transfer and the provisions of Schedule 7 apply.

4.  TITLE

4.1  Title deduced

The Seller has deduced title to the Property to the Buyer and the Buyer is not entitled to raise any requisition or objection to the title.

4.2  Title guarantee

The Seller sells with full title guarantee as varied by Schedule 3.

5.  TITLE MATTERS

5.1  Specific matters and Leases

The Property is sold subject to and, to the extent that the Seller is able to transfer them, with the benefit of the Title Matters and subject to and with benefit of the Leases.

5.2  Buyer's knowledge

5.2.1  The Buyer's Solicitors have been provided with copies of the Title Matters and the Leases and the Buyer is to be treated as buying the Property with full knowledge of them and will not raise any requisition or objection to them save that the Seller will use its reasonable endeavours to procure the consent of Arlington Property Developments Limited to the building as presently constructed and configurated and written confirmation that the restrictive covenant contained at Clause 3.2 of the transfer dated 29 December 1989 ("the Covenant") between Arlington and the Seller will not be enforced.

5.2.2  The Seller acknowledges that in relation to any existing breach of the Covenant the indemnity contained in Clause 4.19 of the New Lease overrides the indemnity contained in Clause 12.1.1 of the transfer referred to in Clause 6.1 and the Seller agrees with the Buyer that in the event that the person with the benefit of the Covenant seeks to enforce the covenant the Seller will take such action to remedy the breach of the Covenant as is reasonable in the circumstances.

5.3  General matters

The Property is sold subject to:

5.3.1  the matters contained or referred to in Commercial Condition 3.1.2;

5.3.2  any registered local land charges and any matter capable of being registered as a local land charge even if not so registered at the Date of Actual Completion;

5.3.3  any notice, order or proposal given or made by a government department or by any public or local authority, statutory undertaker or other competent body or person;

5.3.4  all charges, orders, proposals, restrictions, agreements, notices or other matters arising under the town and country planning or highways legislation which affect or relate to the Property and to any orders or regulations made under that or any other legislation;

5.3.5  all rates, charges and other outgoings which affect or are charged on the Property except for any mortgage or legal charge relating to money secured on the Property;

5.3.6  all overriding interests;

5.3.7  all public or private rights of way and other rights, easements or quasi-easements and wayleaves affecting the Property, but without any liability on the Seller to define them; and

5.3.8  all liability to repair and maintain roads, paths, conduits, fences and other like matters or to contribute to the cost of their repair and maintenance, but without any liability on the Seller to provide evidence of or to apportion liability.

5.4  Entries in public registers

Section 6(2)(a) of the 1994 Act is to be construed as if all entries made in any public register which a prudent buyer would inspect are within the actual knowledge of the Buyer.

6.  THE TRANSFER

6.1  Preparation of the transfer

The transfer will be prepared by the Buyer's Solicitors in the form annexed to this Agreement at Appendix 1.

6.2  Registration

The Buyer is to use all reasonable endeavours to register the transfer at HM Land Registry as soon as reasonably practicable after the Date of Actual Completion and, on completion of that registration, is to provide the Seller with office copy entries of the title to the Property showing the Buyer registered as proprietor.

7.  ADDITIONAL PROVISIONS

7.1  Information provided

The Buyer acknowledges that:

7.1.1  this Agreement has not been entered into wholly or partly in reliance on any statement or representation made by or on behalf of the Seller, other than any statements or representations given by the Seller's Solicitors in written replies to written enquiries raised by the Buyer's Solicitors before the date of this Agreement; and

7.1.2  any liability of the Seller and any remedy of the Buyer at law or in equity in respect of any statement or representation is excluded to the extent authorised by the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977.

7.2  Incorporation of documents

The letters, undertakings and other documents referred to in Schedule 4, if any, are incorporated into and form part of this Agreement.

7.3  Sums due under this Agreement

Any payment due from one party to another under this Agreement (other than the Price) which is not made within three working days of the due date for payment is to bear interest at the Contract Rate from and including the due date of payment to and including the date on which the payment is actually made and that interest is to be paid at the same time as the payment.

7.4  Consents under this Agreement

Where the consent or approval of the Buyer is required in respect of any matter under this Agreement and that consent is not to be unreasonably withheld or delayed, the Buyer's consent or approval is to be treated as being given if the Buyer does not raise any objection within ten working days of receiving written details of the matter in respect of which the consent or approval is sought.

7.5  Entire Agreement

This Agreement, including the letters, undertakings and other documents referred to in Schedule 4 (if any), constitutes the entire contract between the parties and may be varied or modified only in writing by the parties or their authorised representatives specifically referring to this clause and stating that this Agreement is varied in the manner specified.

7.6  Warranty

The Seller is to use its reasonable endeavours to procure the issue of a warranty for the Sucuflex Roofing System from Huber and Suhner in its favour and to assign the benefit of that warranty to the Buyer if necessary.

8  SIGNING

This Agreement has been signed under hand by or on behalf of the Seller and the Buyer and it is exchanged on the date set out in the Particulars.

SCHEDULE 1

Variations to the Commercial Conditions

1.  Exclusion of Commercial Conditions

Commercial Conditions 2.2, 3.3, 4.1.1, 4.3.2, 6.3.7, 6.3.8, 6.3.9 and 8.3 are excluded.

2.  Variation of Commercial Conditions

2.1  In Commercial Condition 4.2.3, the Seller's obligations extend only to documents in the possession of the Seller or its mortgagee.

2.2  In Commercial Condition 4.5.2, the reference to Condition 4.5.4 is a reference to Condition 4.5.3.

2.3  In Commercial Condition 5.1.2, the words "but the buyer is to be credited with any contributions to the premium receivable by the seller from a tenant or other third party so far as they are attributable to that period" are included at the end of that condition.

2.4  In Commercial Condition 5.1.2(c), the words "at any time" are replaced by the words "on reasonable prior notice during normal business hours, but not more than once between exchange and completion unless the terms of the policy change."

2.5  In Commercial Condition 5.1.2(d), the words "obtain or" are deleted.

2.6  In Commercial Condition 5.2.1, the words "the buyer... property, and" are deleted.

2.7  In Commercial Condition 6.1.2, the words "for the purposes only of conditions 6.3 and 6.7" are deleted.

2.8  In Commercial Condition 6.3.1, the words "Subject to Condition 6.3.7" are deleted.

2.9  Commercial Condition 6.3.2 reads "Apportionment is to be made with effect from the date of actual completion."

2.10  In Commercial Condition 6.3.3 the word "buyer" is replaced by the word "seller" and the words "from the beginning" are replaced by the words "until the end".

2.11  In Commercial Condition 7.3.2, the words "between completion date and actual completion" are replaced by "from and including the completion date to and including actual completion".

2.12  Commercial Condition 7.3.4 reads "The seller will take the net income from the property until completion as well as compensation under condition 7.3.1."

3.  New conditions

A new Commercial Condition 6.3.4(c) is added which reads "during the calendar year in which completion takes place in the case of income under a lease."

SCHEDULE 2

Title Matters

1.  Register entries

The matters contained or referred to in the Property and Charges Registers of the Title Number as at 12 October 2000.

SCHEDULE 3

Title Guarantee

1.  Further assurances

The covenants implied under section 2(1)(b) 1994 Act are varied by the replacement of the words "at his own cost" by the words "at the cost of the person requiring compliance with this covenant".

SCHEDULE 4

Incorporated Documents

None.

SCHEDULE 5

The Leases

1.  1680 Park Avenue, Aztec West, Almondsbury, Bristol

Date	Document	Parties
29-12-1982	Lease	Electricity Supply Nominees Limited (1) Benson Electronics Limited (2)

2.  1690-1699 Park Avenue, Aztec West, Almondsbury, Bristol

Date	Document	Parties
3-8-1982	Lease	Electricity Supply Nominees Limited (1) GEAC Computers Limited (2)

3.  Park Avenue, Aztec West, Almondsbury, Bristol

Date	Document	Parties
1-2-1995	Lease	Spandex plc (1) Contingency and Planning Recovery Services Limited (2)
22-1-2001	Lease	Spandex plc (1) David Daw (2)
22-1-2001	Lease	Spandex plc (1) Charles Dobson (2)

SCHEDULE 6

Capital Allowances

PART 1: Operative provisions

1.  Capital allowances

This Schedule applies in relation to capital expenditure on the provision of plant and machinery under Part II, Chapter IV, Capital Allowances Act 1990.

2.  Joint election

2.1  The Seller and the Buyer are jointly to elect in the form set out in Part 3 to treat the price of the various items of plant and machinery in Part 2 as their respective disposal values, and each is to notify its Inspector of Taxes of the election accordingly.

2.2  The election is to be signed in duplicate by both the Buyer and the Seller.

2.3  The Seller and Buyer are each to notify the Inland Revenue of the election within their respective account periods during which the Date of Actual Completion falls.

3.  Confirmation of claims

The Seller confirms to the Buyer that it has claimed capital allowances under Part II, Chapter IV, Capital Allowances Act 1990 in respect of the plant and machinery in Part 2 and is required to and will bring their disposal value into account on the sale of the Property.

4.  Disposal values

The Seller confirms that the disposal value of each item of plant and machinery in Part 2 does not exceed the capital expenditure on it.

5.  Provision of information

At the Buyer's cost, the Seller is to provide such assistance and information as the Buyer may reasonably require in connection with the Buyer's claims for capital allowances in respect of the plant and machinery set out in Part 2.

PART 2: Plant and machinery
Item
Fixed air conditioning, heating and ventilation installation.
Electrical switchgear
Power to fixed machinery and plant
Emergency lighting
Fire alarm
Computer wiring
Telephone installation
Security system
Fire fighting installations
Lift installation
Sanitary installations
Carpets
Furniture and fittings

NOTICE OF ELECTION

Section 59B Capital Allowances Act 1990

Particulars:
Name of Seller:	Spandex PLC of 1600 Park Avenue, Aztec West, Almondsbury, Bristol, BS12 4UA.
Seller's Tax District and reference:	Bristol Cabot TDO, Norfolk House, Temple Street, Bristol, BS1 6HR. Ref: 036 40360 11448
Name of Buyer:	I M Properties Finance Limited of The Manor, Haseley Business Centre, Warwick, CV35 7LS.
Buyer's Tax District and reference:	Merry Hill 2, Brierley Hill, West Midlands, DY5 1YA. Ref: 693 67239 53828
Description of fixed plant and machinery:	All the fixed plant and machinery in the property described below and set out in the list below.
Description of relevant land:	The property at 1600 Park Avenue, Aztec West, Almondsbury, Bristol, BS32 4UA. Title Number: AV189950
Date of completion of sale:	January 2001
Interest acquired:	Freehold.
Sale Price of Property:	8,553,500.00 GBPs.
Amount of sale price apportioned to plant and machinery fixtures:	600,000.00 GBPs

Election:

The Seller and the Buyer jointly elect in accordance with section 59B of the Capital Allowances Act 1990 to treat the sum of 600,000.00 GBPs as the Seller's disposal value for all the items of fixed plant and machinery listed below for the purposes of that Act and confirm that 600,000.00 GBPs of the Purchase Price paid by the Buyer is the amount apportioned to those items of plant and machinery.

Signed ______________________ Name _______________________ Date ________________________ For and on behalf of Spandex plc (The Seller)	Signed _______________________ Name ________________________ Date _________________________ For and on behalf of IM Properties Finance Limited (The Buyer)

SCHEDULE 7

TOGC Transfer Provisions

1.  TOGC Transfer

The Buyer and the Seller are to use all reasonable endeavours to ensure that the sale of the Property is a TOGC Transfer.

2.  Seller's obligations

2.1  The Seller confirms to the Buyer that:

2.1.1  it is and will remain registered for the purposes of VAT under VAT registration number GB140385586;

2.1.2  it has made an Election which has been notified in writing to HM Customs and Excise and acknowledged by them in writing;

2.1.3  on or before the Date of Actual Completion it will give the Buyer written evidence of the matters confirmed in paragraph 2.1.2;

  it uses part of the Property for the business of property letting.

3.  Buyer's obligations

3.1  The Buyer confirms to the Seller that:

3.1.1  it is and will remain registered for the purposes of VAT under VAT registration number 585354217;

3.1.2  it will notify HM Customs and Excise of its Election before any taxable supply is made under this Agreement;

3.1.3  on or before the Date of Actual Completion it will give the Seller written evidence that it has complied with its obligations in paragraph 3.1.2 and, if received, provide the Seller with a copy of an acknowledgment from HM Customs and Excise of the Election;

3.1.4  it will not revoke its Election pursuant to paragraph 3(5) Schedule 10 VATA;

3.1.5  from the Date of Actual Completion it will use the Property for the same kind of business as that carried on by the Seller;

3.1.6  it will not occupy the whole or any part of the Property itself and neither will any person who is a member of the same VAT group as the Buyer; and

3.1.7  it will not within three months after the Completion Date transfer the Property or any part of it to a person who is not in the same VAT group as the Buyer.

4.  VAT Records

4.1  In this paragraph 4, "VAT Records Direction" means a direction pursuant to section 49(1)(b) VATA that the Seller may retain and preserve all VAT records in respect of the Property after the Date of Actual Completion.

4.2  The Seller is as soon as reasonably practicable to request a VAT Records Direction from HM Customs and Excise and:

4.2.1  if HM Customs and Excise grant it, the Seller may retain the VAT records relating to the Property and will preserve them for such period as the law requires. The Buyer may, at its own cost, inspect those records and take copies of them on reasonable notice during normal business hours; and

4.2.2  if HM Customs and Excise refuse it, within 10 working days of the refusal the Seller is to hand over the VAT records relating to the Property to the Buyer who will preserve them for such period as the law requires. The Seller may, at its own cost, inspect those records and take copies of them on reasonable notice during normal business hours.

5.  Default provisions

5.1  The Buyer is to use all reasonable endeavours to obtain a specific confirmation from HM Customs and Excise as to whether or not the sale of the Property was a TOGC Transfer. The Seller hereby authorises the Buyer to apply to H M Customs & Excise for such confirmation on behalf of the Seller and agrees to provide such information as the Seller reasonably requires to obtain such confirmation.

5.2  If HM Customs and Excise notify the Seller or the Buyer that the sale of the Property was not a TOGC Transfer:

5.2.1  if it has not already done so under this paragraph 5, the Seller is to provide a valid VAT invoice to the Buyer in respect of the Price;

5.2.2  if it has not already done so under this paragraph 5, the Buyer is to pay all VAT due to the Seller within seven days of the receipt of the VAT invoice but not earlier than the 23rd day of February 2001 and the Seller is to account to HM Customs and Excise for that VAT.

5.3  If no confirmation has been received from HM Customs & Excise before 20th February 2001 the provisions of 5.2.1 and 5.2.2 will apply save that the Buyer will pay all VAT due to the Seller no later than 23 rd February 2001

5.4  If the sale of the Property is subsequently confirmed by HM Customs and Excise as a TOGC Transfer:

5.4.1.1  if the monies have been paid to HM Customs and Excise under paragraph 5.3.1, the Seller and the Buyer will use all reasonable endeavours to obtain a refund of VAT paid from HM Customs & Excise as soon as reasonably practicable and the Seller shall repay the sum 5 days after the date on which the Seller receives a refund of the same from HM Customs & Excise (whether by way of direct refund or a credit against sums due from the Seller to HM Customs & Excise)

5.4.1.2  if the monies have not been paid to H M Customs & Excise under paragraph 5.3.1 the Seller will repay to the Buyer the sum paid in respect of VAT within 5 days of receipt of such confirmation.

6.  Buyer's default

If the sale of the Property is not treated as a TOGC Transfer, the Buyer will if it fails to comply with its obligations in Schedule 7 indemnify the Seller against any interest and penalties charged or imposed by HM Customs and Excise arising from the late payment of any VAT.

SIGNED by [                      ]

for and on behalf of the Seller

SIGNED by [                       ]

for and on behalf of the Buyer

DATED	2001
(1) I M PROPERTIES FINANCE LIMITED (2) SPANDEX PLC
L E A S E
Property:	1600 Park Avenue, Aztec West, Almondsbury, Bristol, BS32 4UA
Term:	15 years starting on
Rent:	730,000.00 GBPs pa (subject to review every 5 years)

EVERSHEDS

11-12 Queen Square Bristol BS1 4NT

CONTENTS

Lease Particulars

LEASE PARTICULARS
Date
the Landlord	Name:	I M PROPERTIES FINANCE LIMITED
	Company Number:	02937496
	Registered office:	The Manor Haseley Business Centre, Warwick, CV35 7LS
the Tenant	Name:	SPANDEX PLC
	Company Number:	1266024
	Registered office:	1600 Park Avenue, Aztec West, Almondsbury, Bristol, BS32 4UA
the Premises	Unit 1600 Park Avenue, Aztec West more particularly described in Schedule 1
the Contractual Term	15 years from and including
the Initial Rent	the yearly sum of 730,000.00 GBPs
the Rent Start Date	the date at the top of these particulars
Review Date	the fifth and tenth anniversary of the date of commencement of the Contractual Term
the Permitted Use	offices, warehouse, storage and light manufacturing

THIS LEASE is made on the date stated in the particulars between the parties specified in the particulars and is a new tenancy under the Landlord and Tenant (Covenants) Act 1995

1.  DEFINITIONS

In this lease the expressions in column 1 of the particulars have the meanings given in column 2 of the particulars and the following words and expressions have the following meanings:

"Authorised Person"	anyone deriving title from the Tenant and anyone at the Premises with the express or implied authority of the Tenant or of such person so deriving title
"Conduits"

the pipes wires ducts cables flues shafts cisterns tanks radiators cables meters sewers drains watercourses gutters gullies and other conducting media which are at any time in on over or under the Premises or through which the Utilities are conducted to and from the Premises

"the Independent Surveyor"

an independent chartered surveyor who has practised in the UK for at least the previous five years and who has recent substantial experience of the letting and valuation of premises of similar character quality and general location to the Premises and who is appointed as prescribed in clause 9.5.2

"the Insurance Rent"	the amount attributable to the Premises (determined by the Landlord) which the Landlord from time to time incurs or expends in insuring the Premises in accordance with its covenants at clause 6.1
"Insured Risks"

fire, lightning, explosion, earthquake, landslip, subsidence, riot, civil commotion, aircraft, aerial devices, storm, flood, water, theft, impact via vehicles and malicious damage and third party liability including full rebuilding, site clearance, professional fees and three years loss of rent and any other rent and any other risks reasonably required by the Landlord

"Interest"

interest at the Prescribed Rate calculated on a daily basis during the period beginning on the first day on which the relevant sum is due and ending on the date on which payment is made whether before or after any judgment and compounded on the usual quarter days

"LPA"	the Law of Property Act 1925
"the 1954 Act"	the Landlord and Tenant Act 1954
"the 1995 Act"	the Landlord and Tenant (Covenants) Act 1995
"the Planning Acts"	the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990
"the Prescribed Rate"	4% per annum above the base lending rate from time to time of National Westminster Bank plc
"the Service Charge Rent"

all payments that the Landlord is required to make to Aztec West Management Limited pursuant to the Deed of Covenant entered into by the Landlord in accordance with the provisions of a Transfer dated 29th December 1989 made between (1) Arlington Securities Plc and (2) Spandex Plc

"any Superior Landlord"

any person who at any time holds an interest in the Premises superior to this lease other than the person whose interest is at the relevant time the reversion immediately expectant on the termination of this lease

"the Surety"	any person so named in the particulars and also any person who may at any time guarantee the performance and observance of the Tenant's obligations in this lease
"the Tenant's Fixtures"	the fixtures to be the Tenant's Fixtures as listed in Schedule 6
"the Term"	the Contractual Term together with any period of holding- over extension or continuance by the Tenant
"the Termination Date"	the date on which the tenancy created by the grant of this lease actually ends whether before on or after the expiry of the Contractual Term
"Utilities"	supply of water drainage of soil and surface water electricity gas oil telephone power fire alarm systems telecommunications or other services
"VAT"	Value Added Tax or any other tax of a similar nature that may be substituted for or levied in addition to it in each case of the rate current from time to time
"the Yearly Rent"	the Initial Rent or any sum substituted for the Initial Rent on rent review

2.  CONSTRUCTION AND INTERPRETATION

The following rules of construction and interpretation apply to each and every part of this lease:

2.1  Entry to the Premises

2.1.1  Rights granted by the Tenant or reserved to the Landlord to enter the Premises are (unless otherwise specified) to be exercised at reasonable times and after reasonable notice but extend (if justified by the circumstances) to entry after a shorter period of notice or to entry without any notice

2.1.2  References to any right of the Landlord to have access to the Premises extend to any mortgagee (including its or their agents professional advisors contractors workmen or others)

2.2  Indemnities

Any indemnities given by the Tenant are to be construed as obligations to keep the specified persons indemnified against liability in respect of all proceedings damages penalties costs expenses claims and demands of any kind (including all consequential fees expenditure and VAT) in respect of the relevant act omission or default of the Tenant or of any Authorised Person

2.3  Successors to original parties

References to "the Landlord" include the person for the time being entitled to the reversion immediately expectant on the determination of the Term (and where such person or the Landlord is an individual his personal representatives) and references to "the Tenant" include the successors-in-title and assigns of the Tenant (and where the Tenant is an individual his personal representatives) and references to "the Surety" include the personal representatives of any such person (if an individual)

2.4  Tenant's covenants

Any covenant by the Tenant not to do something is where appropriate to be construed additionally as a covenant by the Tenant not to permit or suffer such a thing to be done by any Authorised Person and any positive covenant by the Tenant extends to an obligation to ensure compliance by any Authorised Person

2.5  Joint and several obligations

Where the Landlord or the Tenant or the Surety at any time consist of more than one person their respective obligations are joint and several

2.6  Whole or part

References to "the Premises" and "Landlord's Property" are in the absence of any contrary indication to be construed (respectively) as references to the whole or to any part

2.7  Statutes

Except for any references to the Town and Country Planning (Use Classes) Order 1987 a reference to a statute includes any modification extension or re-enactment of it and such references and any general references to legislation include any instruments regulations directives orders bye-laws or permissions made under it or made by any public or local authority

2.8  This lease

This lease incorporates any variation addition or qualification expressed to relate to it which is contained in any deed made between the Landlord and the Tenant (whether or not any person who is the Surety is a party) including but not limited to all licences granted by the Landlord

2.9  Gender

Words importing one gender include other genders

2.10  Particulars contents and headings

The particulars form part of this lease but the clause paragraph and schedule headings and the table of contents are not to be taken into account in the construction and interpretation of this lease

2.11  Enforcement by third parties

The parties to this Lease do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

3.  DEMISE AND RENT

The Landlord with limited title guarantee demises the Premises to the Tenant for the Contractual Term on the terms specified but reserving to the Landlord the rights and reservations specified in Schedule 2 and subject to and with the benefit of the matters set out in Schedule 3 and the Leases set out in Schedule 4 the Tenant paying to the Landlord as rent without any deduction or set off (other than any required by statute) throughout the Term (and proportionately for any part of a year):

3.1  the Yearly Rent by four equal instalments in advance on the usual quarter days in every year the first instalment or a proportion (calculated on a daily basis) in respect of the period beginning on the Rent Start Date and ending on the day immediately preceding the quarter day after the Rent Start Date to be paid on the Rent Start Date and

3.2  all VAT properly payable by the Tenant in accordance with clause 4.1.2 and

3.3  all Interest payable by the Tenant in accordance with clause 4.1.3

3.4  the Insurance Rent by annual instalments in advance within 14 days of demand

3.5  the Service Charge Rent in advance within 14 days of demand

4.  TENANT'S COVENANTS

The Tenant covenants with the Landlord throughout the Term:

4.1  Rents

4.1.1  to pay the rents reserved in clause 3.1 at the times and in the manner stated and (if required by the Landlord at any time) to make such payments or any of them by bankers standing order or direct debit

4.1.2  to pay to the Landlord all VAT which is chargeable upon every VAT supply made by the Landlord to the Tenant under this lease

4.1.3  to pay to the Landlord within 14 days of written demand Interest accruing in respect of any of the sums due from the Tenant to the Landlord under this lease (whether or not lawfully demanded) which are not paid on the due date and whether or not any such sums have been refused by the Landlord so as not to waive any breach of covenant

4.2  Outgoings

4.2.1  promptly to pay all rates taxes and other impositions imposed at any time on the Premises (whether or not local and whether capital or revenue and even if novel) except that the Tenant is not to be responsible for anything properly payable by the Landlord in respect of a disposal of its reversionary interest in the Premises

4.2.2  to pay the Landlord within 14 days of demand such sums as the Tenant would otherwise have had to pay under clause 4.2.1 if and to the extent that:

4.2.2.1  the Tenant has successfully claimed suspension of them or relief from them: and

4.2.2.2  if the Tenant had not done so the Landlord itself would have been entitled to make such a claim in respect of any period following the end of the Term

4.2.3  to pay the suppliers of and indemnify the Landlord against all charges for Utilities used at or in relation to the Premises and/or any charges relating to any apparatus belonging to those suppliers

4.3  Fees

to pay to the Landlord within 14 days of written demand and keep the Landlord fully and effectually indemnified against all reasonable and proper costs including legal costs and disbursements and charges payable to an architect or a surveyor or other agent incurred by the Landlord in or in contemplation of any of the following:

4.3.1  action taken by the Landlord in relation to a breach of any of the Tenant's obligations under this lease

4.3.2  any application to the Landlord for any consent under the covenants in this lease whether or not such consent is granted or the application withdrawn save where such consent is unreasonably withheld or delayed

4.3.3  any reasonable and necessary action taken by the Landlord in abating a nuisance caused by the Tenant or an Authorised Person on the Premises

4.3.4  the preparation and service of any notices including the preparation and service of a schedule of dilapidations whether or not before the end of the Term and the conduct of any proceedings relating to the Premises under sections 146 and 147 of LPA (whether or not any right of re-entry has been waived by the Landlord or the Tenant has been relieved under the provisions of the said Act)

4.3.5  any inspection and/or approval by the Landlord or the Landlord's surveyor of any alterations improvement or reinstatement carried out under clause 4.9

4.4  Repair

4.4.1  to put and keep the whole of the Premises both internally and externally in good and substantial repair and condition and properly and regularly cleaned (but excluding any damage or destruction caused by any of the Insured Risks unless any of the insurance money is irrecoverable as a result of any act or default of the Tenant or an Authorised Person)

4.4.2  within 2 months after receiving notice from the Landlord (or sooner in emergency) to repair and make good the Premises as required by such notice and by clause 4.4.1 and if the Tenant fails to do so and the Landlord incurs costs as a result of executing such work itself then to pay to the Landlord within 14 days of demand the reasonable costs of doing so including any surveyors or legal fees together with Interest

4.4.3  to keep in good working order repair and condition all Conduits which form part of the Premises and all lighting heating and ventilation systems and all landlord's fixtures fittings plant machinery and apparatus which form part of the Premises and all fire fighting equipment in the Premises and to replace any of them which stop working efficiently and cannot reasonably be repaired by suitable alternative articles or equipment of similar and modern kind and of equal value to the reasonable satisfaction of the Landlord

4.4.4  to comply with all requirements of the local authority and of the fire service relating to the installation of fire sprinklers and fire alarm systems and other appliances in the Premises and to ensure that any such equipment or systems installed pursuant to those requirements are at all times adequately maintained and where appropriate connected to an alarm system

4.4.5  to keep any part of the Premises which may not be built upon surfaced in good condition and all landscaped areas properly cultivated

4.4.6  where the use of the Conduits boundary structures or other things is common to the Premises and other property to be responsible for and to indemnify the Landlord against all sums due from and to undertake all work that is the responsibility of the owner lessee or occupier of the Premises in relation to such Conduits or other things

4.5  Paint

4.5.1  to paint all the outside parts of the Premises usually painted or otherwise treat them in the same manner in which they were previously treated in every third year and in the last year of the Term howsoever determined but not twice in consecutive years to the reasonable satisfaction of the Landlord any change in the tints colours and patterns of such decoration to be approved by the Landlord such approval not to be unreasonably withheld or delayed PROVIDED THAT while this lease is vested in Spandex plc it shall not be required to obtain the approval of the Landlord to decorate the outside of the Premises in the nationally recognised corporate image of Spandex plc from time to time

4.5.2  to paint decorate and treat all the inside parts of the Premises usually painted decorated and treated in every fifth year and in the last year of the Term howsoever determined but not twice in consecutive years to the reasonable satisfaction of the Landlord any change in the tints colours and patterns of such decoration in the last year of the Term to be approved by the Landlord such approval not to be unreasonably withheld or delayed

4.5.3  every painting will be effected with at least two coats of good quality paint and all parts of the Premises which are not usually painted will be properly cleaned and treated as necessary including internal papering and all such works will be carried out in a thorough and workmanlike manner with materials of good quality

4.6  To permit entry

4.6.1  to permit the Landlord to enter the Premises in order to:

4.6.1.1  ascertain whether the lessee's covenants in this lease have been observed and performed

4.6.1.2  inspect the state of repair and condition of the Premises and prepare any schedule of condition

4.6.1.3  estimate the current value of the Premises for insurance purposes and to take schedules or inventories of landlord's fixtures and fittings or other things to be yielded up on the Termination Date

4.6.1.4  deal with the rent reviews under clause 9 or any renewal of this lease

4.6.2  to permit the Landlord to enter the Premises at any time during the Term to affix and retain upon any suitable part of the Premises a notice for the sale of any interest in the Premises superior to this lease or (but only during the six months immediately before the Termination Date) a notice for the reletting of the Premises and not to remove or obscure such notice and to permit persons having the written authority of the Landlord to enter and view the Premises at reasonable times

4.7  Damage to Conduits and removal of support

4.7.1  not to allow into the Conduits any oil or grease or noxious or deleterious effluent or any other substance which may harm the Conduits and if any harm is caused then immediately to repair it to the Landlord's satisfaction

4.7.2  not to obstruct the free passage of Utilities through the Conduits nor to damage the Conduits in any way

4.7.3  not to do anything on the Premises which would remove support from any adjoining land buildings or structures or endanger such land buildings or structures in any way

4.8  Yield up

4.8.1  to yield up the Premises on the Termination Date with vacant possession all landlord's fixtures and fittings (not being Tenant's Fixtures) and all the alterations additions and improvements made to the Premises during the Term which the Landlord has not asked the Tenant to remove under clause 4.9 and in such repair and condition as is required by the Tenant's covenants in this lease

4.8.2  On the Termination Date to remove all Tenant's Fixtures and any other trade fixtures belonging to the Tenant from the Premises and make good to the Landlord's reasonable satisfaction all damage caused by such removal

4.9  Alterations

4.9.1  not to:

4.9.1.1  erect any new or replacement building on or at the Premises nor make any addition or extension to the Premises

4.9.1.2  unite the Premises with any adjoining premises

4.9.1.3  commit waste of any kind

4.9.1.4  change the external appearance of the Premises

4.9.1.5  make any alterations to the Premises save as permitted by the following provisions of this clause

4.9.2  not to make any minor structural or non-structural alterations to the Premises without first:

4.9.2.1  obtaining and complying with all the necessary permissions licences and consents of any competent authority the insurers and others interested in the Premises and paying all charges of such authority persons or bodies in respect of such permissions licences and consents and

4.9.2.2  making an application for consent to the Landlord supported by drawings and where appropriate a specification (in triplicate in each case) prepared by an architect or member of some other appropriate profession (who shall supervise the work throughout to completion) and obtaining the written consent of the Landlord pursuant to such application (such consent not to be unreasonably withheld or delayed)

4.9.2.3  entering into such covenants as the Landlord may reasonably require as to the execution of such alterations and such covenants as the Landlord may require as to the reinstatement of such alterations

4.9.2.4  indemnifying the Landlord in respect of any increased insurance costs arising as a result of such alterations being carried out

PROVIDED THAT the Tenant need not obtain such consent nor comply with the other provisions of clauses 4.9.2.2 - 4.9.2.3 in relation to the fixing or alteration or removal of internal partitioning provided that the Tenant supplies full details of such works to the Landlord once they have been completed

4.9.3  at or before the Termination Date to remove if so requested by the Landlord any additions alterations or improvements made to the Premises during the Term and to make good to the reasonable satisfaction of the Landlord any part of the Premises which may be damaged by such removal

4.9.4  to supply to the Landlord on reasonable demand floor plans services drawings and such other information as the Landlord may from time to time reasonably require in order to satisfy itself as to the layout content and other details of the Premises

4.9.5  not to make any alterations or additions to the Conduits in the Premises without complying with the terms and conditions for the time being laid down by the appropriate statutory authority or undertaker

4.10  Advertisements

4.10.01  not to place affix or display any sign advertisement notice poster or other notification whatsoever on the outside of the Premises without the consent of the Landlord not to be unreasonably withheld or delayed save the consent of the Landlord shall not be required to a sign bearing the name of the Tenant and the nature of the trade and business carried on at the Premises by the Tenant in the nationally recognised corporate image of Spandex plc from time to time

4.10.02  on the Termination Date to remove any such sign advertisement notice poster or other notification and make good all damage caused

4.11  Alienation

4.11.1  not in relation to either the whole or to any part of the Premises to hold the tenancy on trust to assign charge underlet part with or share possession or occupation or to grant licences or franchises to use and occupy except as expressly contemplated in the following provisions of clause 4.11

4.11.2  not to assign the whole of the Premises without having obtained the Landlord's prior consent not more than two months previously and for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Landlord is entitled to refuse consent in any of the circumstances specified in clause 4.11.3 or impose any of the conditions in clause 4.11.4

4.11.3  the Landlord is entitled to refuse consent where:

4.11.3.1  in the Landlord's reasonable opinion the effect of the proposed assignment would be substantially to diminish the value of the Landlord's reversionary interest in the Premises or his interest in any Landlord's Property

4.11.3.2  there exists a breach of covenant by the Tenant of its obligations in this lease which is not capable of remedy and has not been remedied by the date of the Landlord's consent

4.11.3.3  the proposed assignee is not resident in a jurisdiction where reciprocal enforcement of judgments exists

4.11.3.4  the prospective assignee is a company within the same group of companies as the Tenant (within the meaning of Section 42(1) of the 1954 Act) unless the obligations of the assignee to perform the tenant's covenants are guaranteed by a person whose financial strength is in the reasonable opinion of the Landlord at least equivalent to the financial strength of the assignor at the time of the proposed assignment or the financial strength of the Surety for the proposed assignee is in the reasonable opinion of the Landlord at least equivalent to the financial strength of the assignor at the time of the proposed assignment

4.11.4  the Landlord is entitled as a condition of granting consent to assign to require:

4.11.4.1  that whether or not any further surety is required the Tenant enters into an authorised guarantee of the assignee's liability under this lease pursuant to section 16 of the 1995 Act in a form specified by the Landlord

4.11.4.2  the Surety (if any) (Surety here meaning only the surety for the assigning tenant) is made a party to the authorised guarantee agreement entered into by the Tenant pursuant to clause 4.11.4.1 and covenants therein as a primary obligation to be jointly and severally liable with the Tenant under the obligations therein contained

4.11.4.3  that where the Landlord reasonably so requires the Tenant procures either covenants by deed in the form (mutatis mutandis) of Schedule 5 with the Landlord from not less than two individuals who are (or a corporate body which is) acceptable to the Landlord as a guarantor or some other form of collateral security reasonably acceptable to the Landlord

4.11.5  not to underlet the whole or part of the Premises without having obtained the Landlord's prior consent which consent will not be unreasonably withheld where the provisions of clause 4.11.6 are first either actually complied with or agreed to be complied with (as appropriate)

4.11.6

4.11.6.1  the underlease

(a)  is granted without any fine or premium

(b)  (if it would be of sufficient duration) incorporates provisions for the review of rent at the same times and on the same basis as in this lease

(c)  (so far as is consistent with an underlease) is in a form substantially the same as this lease except that only one further subletting shall be permitted

(d)  reserves a rent not less than the then open market rent of the Premises

4.11.6.2  the proposed undertenant has first covenanted by deed with the Landlord in such form as the Landlord may reasonably require that with effect from the date of the underlease and during the term of the underlease the undertenant will observe and perform all the provisions of the underlease to be observed and performed by the undertenant

4.11.6.3  (where the proposed undertenant is a corporate body and the Landlord reasonably so requires) without first procuring either covenants by deed with the Landlord in the form (mutatis mutandis) set out in Schedule 5 from two individuals who are (or a corporate body which is) acceptable to the Landlord as guarantor or an alternative form of security reasonably acceptable to the Landlord

4.11.7  in the case of the grant of an underlease of part the Landlord may require the following as a pre-condition of giving its consent:

4.11.7.1  that the underlease is excluded from the provisions of sections 24 - 28 (inclusive) of the 1954 Act and that the Tenant covenants to take all requisite steps to ensure that the undertenant does not acquire protection of Part II of the 1954 Act

4.11.7.2  that the underlease provides that the undertenant will pay a fair proportion of the contributions towards service charges and insurance and of the costs and expenses incurred by the Tenant in maintaining repairing and decorating and renewing the Premises such proportion in each case to be determined by the underlandlord (acting reasonably)

4.11.8  not to charge the whole of the Premises except with the prior written consent of the Landlord (which will not be unreasonably withheld or delayed)

4.11.9  to enforce and not to waive or vary any material provisions of a permitted underlease or the underleases referred to in Schedule 4 without the written consent of the Landlord and to operate at the relevant dates of review the rent review provisions contained in an underlease but not to agree the rent upon such a review without the prior written approval of the Landlord (which will not be unreasonably withheld or delayed)

4.11.10  notwithstanding clause 4.11.1 where the Tenant is a company incorporated under the Companies Acts 1948 to 1985 the Tenant may share occupation of the Premises with any other company which is a member of the same group of companies as the Tenant (within the meaning of section 42(1) of the 1954 Act) PROVIDED that no tenancy is created or allowed to arise that the Tenant gives the Landlord at least one month's prior notice of such proposed occupation and notifies the Landlord when the occupation ends and that any such occupation ends immediately if the company ceases to be a member of the same group of companies as the Tenant

4.12  Produce assignments and details of lettings

4.12.1  to give notice to the Landlord's solicitors within 28 days after any assignment charge underlease assent transfer or other devolution of any interest under this lease and to produce to them a certified copy of the deed or document giving effect to any of those matters and to pay their proper charges for the registration of such notice

4.12.2  immediately after the Landlord's request to notify the Landlord of the full names and addresses of everyone in occupation of the Premises with full details of the areas occupied any rents payable and the terms of occupation and forthwith to supply the Landlord with copies of all notices served by or on the Tenant (other than any which have been served by or on the Landlord) pursuant to sections 25, 26, 27 and 40 of the 1954 Act

4.13  Use

4.13.1  not to use the Premises other than for the Permitted Use except that with the prior written consent of the Landlord (not to be unreasonably withheld) the Tenant may use the Premises for alternative uses falling within Classes A2 and B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987

4.13.2  not to sleep or allow any person to sleep on the Premises and not to permit the Premises to be used for residential purposes

4.13.3  to place all waste matter in properly covered dustbins and to comply with all reasonable requirements of the Landlord and with any requirements of the local authority as to the storage collection and disposal of all waste and refuse

4.14  Nuisance

14.14.1  not to use or occupy the Premises for any immoral or illegal purposes or for any offensive noisy objectionable or dangerous trade business or occupation or for any religious or political purpose or for the purpose of any betting transaction within the meaning of the Betting Gaming and Lotteries Act 1963 or for the sale of beers wines or spirits or as a club where intoxicating liquor is supplied to members or other guests and not to make any application for a betting office licence or permit in respect of the Premises

14.14.2  not to allow any auction to be held on the Premises nor to play any live or recorded music which is audible outside the Premises nor to burn any rubbish or refuse on or in the Premises

14.14.3  not to do anything which is or may become a nuisance to the Landlord or any owner or occupier of neighbouring or adjoining property or which may cause injury or damage to any neighbouring or adjoining property

14.14.4  not to allow anything to be brought into the Premises which is heavier than the weight which the Premises are constructed to bear with due margin for safety

14.14.5  not to discharge into the Conduits serving the Premises any oil or grease or any deleterious objectionable or hazardous matter or substance

4.15  Encroachments

not to obstruct any windows lights or openings of the Premises nor to permit any new window light opening doorway path passage or drain or other trespass encroachment or easement to be made or enjoyed upon over under or against the Premises and if any such trespass encroachment or easement is made or attempted then to give immediate notice to the Landlord and at the Landlord's request and the Tenant's cost to adopt such means and take such steps as the Landlord may require for preventing any such trespass or encroachment or the acquisition of any such easement

4.16  General legislation

4.16.1  to observe and comply with the provisions and requirements of all legislation or any government department local authority other public or competent authority environmental authority or court of competent jurisdiction affecting the Premises or anything taking place there whether such requirements are imposed on the Landlord the Tenant or the occupier and to indemnify the Landlord against the consequences of any breach of this obligation

4.16.2  if the Tenant receives notice of any order or proposal under any legislation to give notice to the Landlord immediately and at the Landlord's request and cost to make or join with the Landlord in making such objections or representations as the Landlord requires provided such objection does not materially interfere with or prejudice the Tenant's business.

4.16.3  to obtain all necessary licences or approvals from any relevant regulatory or statutory body so far as necessary for the activities for the Tenant on the Premises and at all times to display and maintain all notices which are required (whether or not by the Landlord) to be displayed at the Premises

4.16.4  to give notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the provisions of this lease or the duty of care imposed on the Landlord under the Defective Premises Act 1972 or otherwise

4.16.5  not to do in or near the Premises any act or thing by reason of which the Landlord may under any statute incur have imposed upon it or become liable to pay any penalty damages compensation costs charges or expenses

4.17  Planning

4.17.1  not to apply for planning consent under the Planning Acts without the prior consent of the Landlord and to indemnify the Landlord against all charges payable in respect of any such application and against anything which may become payable in consequence of any planning consent

4.17.2  if a planning consent is granted to the Tenant then immediately to supply a copy to the Landlord and if the consent has been granted with modifications conditions or restrictions which the Landlord considers objectionable then before implementing the consent to take such action as the Landlord requires to secure the removal of any such including making an appeal where necessary

4.17.3  to carry out before the Termination Date any works required to be carried out as a condition of any planning permission implemented by or on behalf of the Tenant or any person deriving right or title through the Tenant whether or not those works are otherwise required to be carried out by that time

4.17.4  if the Tenant receives any compensation in respect of its interest under this lease because of any restriction placed upon the use of the Premises under any legislation to pay the Landlord a just and equitable proportion of such compensation on the Termination Date

4.17.5  to give the Landlord a copy of every drawing application notice consent or licence which the Tenant may submit or receive in connection with any application for planning consent under the preceding provisions of clause 4.17

4.18  Indemnity

to make good and indemnify the Landlord against all loss and damage incurred by it as a result of any acts or defaults of the Tenant and against all liability or alleged liability arising out of any injury to or the death of any person or damage to property of any kind arising directly or indirectly out of the repair state of repair condition existence of any alteration to or the use of the Premises

4.19  Title matters

to observe and perform the matters referred to in Schedules 3 and 4 and fully indemnify the Landlord against any loss caused by any breach or alleged breach of them

5.   LANDLORD'S COVENANT FOR QUIET ENJOYMENT

The Landlord covenants with the Tenant that if the Tenant pays the rents reserved by and observes and performs the lessee's covenants and the conditions contained in this lease then the Tenant may quietly enjoy the Premises during the Term without any interruption by the Landlord or any person or persons lawfully claiming under or in trust for the Landlord

6.  INSURANCE

6.1  Landlord's insuring covenant

6.1.1  The Landlord covenants with the Tenant to keep the Premises insured against the Insured Risks (including without limitation cover in respect of the Landlord's liability to third parties) in their full reinstatement cost determined by the Landlord acting reasonably but subject to clause 6.1.2

6.1.2  The Landlord's insuring obligations are subject to the availability of insurance cover on reasonable commercial terms and to excesses and limitations imposed by the insurers and to the Tenant paying the amounts due under clause 3.4 and will end if the insurance effected becomes void or voidable owing to any act or default of the Tenant

6.1.3  The Landlord covenants with the Tenant in relation to the policy of insurance effected by the Landlord pursuant to its obligations in this lease:

6.1.3.1  to produce to the Tenant on demand (but not more than once in any period of 12 months) a copy of the policy and the last premium renewal receipt or (at the Landlord's discretion) reasonable evidence of the terms of the policy and the fact that the last premium has been paid

6.1.3.2  to notify the Tenant of any material change in the risks covered by the policy from time to time

6.1.3.3  to procure that the interest of the Tenant is noted on the insurance policy

6.1.3.4  at the request and cost of the Tenant to ask the insurers to include a non-invalidation clause in the insurance policy and to waive rights of subrogation against the Tenant

6.1.3.5  to use reasonable endeavours to procure that the insurance premium payable by the Tenant is commercially competitive

6.2  Reinstatement

6.2.1  The Landlord covenants with the Tenant that subject to clause 6.5 and clause 6.2.2 if the Premises are destroyed or damaged by any of the Insured Risks the Landlord will expend all the insurance proceeds received (except for any in respect of rent or liability to third parties) in rebuilding or repairing the Premises with all due speed and after all requisite consents and approvals have been obtained but subject to and in compliance with all the applicable statutory provisions and regulations and to the provisions of such consents and approvals

6.2.2  The Landlord is not obliged to repair or rebuild if the insurance has been prejudiced or the policy money wholly or partly withheld as a result of any act or default of the Tenant or if prevented from doing so by any matter beyond its control in which case any policy money will belong to the Landlord absolutely

6.2.3  On any reinstatement following the occurrence of an Insured Risk the Landlord is not obliged to rebuild in accordance with the previous plans elevations and specifications but only to restore to the Tenant accommodation substantially equivalent to the Premises and their access and services as they previously existed

6.3.   Tenant's obligations regarding insurance policies

The Tenant covenants with the Landlord throughout the Term:

6.3.1  not to do anything which causes any policy of insurance on the Premises to become void or voidable or which may increase the premiums on the Premises

6.3.2  if owing to the act or default of the Tenant or an Authorised Person the premiums on the Premises are increased then on demand to pay and indemnify the Landlord against all increased premiums

6.3.3  if a claim is made under the Landlord's insurance policy then to pay to the Landlord on demand any excess required to be borne by the insured

6.3.4  if the Premises are destroyed or damaged and owing to the act or default of the Tenant or an Authorised Person the insurance money is wholly or partly withheld then the Tenant will immediately pay the Landlord the whole or (as appropriate) a fair proportion of the cost of completely rebuilding and reinstating the Premises including professional fees and all incidental costs and expenses and Interest

6.3.5  to comply with all the requirements and reasonable recommendations of the Landlord's insurers

6.3.6  not without the Landlord's prior consent to effect any insurance of the Premises except for third party risks

6.3.7  to keep in force insurance in respect of the Premises for the benefit of the Landlord as well as the Tenant against liability to third parties for injury to or death of any person or damage to any property in such sum and on such terms as the Landlord (acting reasonably) approves

6.4  Rent suspension

If the Premises or their means of access are destroyed or damaged by any of the Insured Risks so as to be unfit for occupation and use then provided that no insurance effected by the Landlord has been prejudiced and no policy money has been withheld owing to any act or default of the Tenant or an Authorised Person the Yearly Rent or a fair proportion of it according to the nature and extent of the damage will be suspended until either the Premises or their means of access have been rebuilt or reinstated or for a period of three years (whichever is the shorter period) and any dispute about the extent proportion or period of such suspension is to be determined by the Independent Surveyor acting as an expert and not as an arbitrator and his decision will be final and binding on the parties

6.5  Termination after damage

6.5.1  If the Premises or their means of access are destroyed or damaged then without prejudice to any right of action or remedy of either party in respect of any earlier breach the Landlord in the circumstances set out in clause 6.5.2 and 6.5.3 or the Tenant in the circumstances set out in clauses 6.5.2.2 and 6.5.3 shall be entitled to terminate this lease by giving notice to the other party and on termination any insurance money payable will belong absolutely to the Landlord

6.5.2  In any of the following cases the Landlord or in the case of clause 6.5.2.2 the Tenant may terminate within 12 months of the destruction or damage :

6.5.2.1  when reinstatement is impractical or uneconomic or

6.5.2.2  the event takes place within the last three years of the Contractual Term and reinstatement will not be practicable before the Contractual Term expires or

6.5.2.3  the Landlord's insurance has been prejudiced or any policy money has been wholly or partly withheld owing to any act or default of the Tenant

6.5.3  The Landlord or Tenant may terminate after expiry of the rent suspension period of three years if by reason of any circumstance beyond the control of the Landlord the Premises and their means of access have not been reinstated within that period

7.  FORFEITURE

7.1  The Landlord is entitled to forfeit this lease by entering any part of the Premises whenever full payment of any of the sums reserved as rent is overdue more than 28 days (whether or not formally demanded) and in any of the circumstances specified in clause 7.2 but re-entry does not prejudice any rights of the Landlord in respect of previous breaches of covenant by the Tenant or the Surety

7.2  The circumstances referred to in clause 7.1 are whenever either the Tenant or the Surety:

7.2.1  has not complied with any of the material terms of this lease or

7.2.2  ceases to carry on its business or suffers distress or execution to be levied on its goods or

7.2.3  becomes insolvent or unable to pay its debts as they fall due or

7.2.4  enters into any deed or scheme of arrangement or composition with its creditors or any application or proposal is made for a voluntary arrangement in respect of either of them under the Insolvency Act 1986 or the Insolvent Partnerships Order 1994 or

7.2.5  (if an individual and if more than one any of them) is adjudicated bankrupt or an interim receiver of his property is appointed or he dies or

7.2.6  (if a company and if more than one any of them) has a receiver or manager appointed (including an administrative receiver) or goes into liquidation (unless the liquidation has the Landlord's approval and is solely for the purpose of amalgamation or reconstruction when solvent) or has an administration order made in respect of it or changes its status to limited liability

8.  GENERAL PROVISOS

8.1  Notices

8.1.1  All applications notifications consents approvals and notices under this lease must be in writing

8.1.2  Unless the receiving party or its authorised agent acknowledges receipt a notice is valid only if it is given by hand sent by registered post or recorded delivery or sent by fax (provided in the case of sending by fax that a confirmatory copy is on the same day given by hand or sent by registered post or recorded delivery) and served in accordance with clause 8.1.3

8.1.3  Where the receiving party is a company incorporated in the United Kingdom effective service takes place at its registered office and otherwise in the case of the Tenant effective service takes place at the Premises and in the case of the Landlord or the Surety effective service takes place at that party's address shown in this lease or at any address specified in a notice given by that party to the other parties

8.1.4  Unless it is returned through the Post Office undelivered a notice sent by registered post or recorded delivery is to be treated as served on the third working day after posting whenever (and whether or not) it is received

8.1.5  A notice sent by fax is to be treated as served on the day on which it is sent unless the fax is sent after 4 pm or sent on a day that is not a working day in which case service is on the next working day whenever (and whether or not) it or the confirmatory copy is received except where the confirmatory copy is returned through the Post Office undelivered

8.2  Disputes as to rights

Any dispute between the Tenant and/or any other occupier for the time being of the Premises or of any Landlord's Property relating to any easement or right in favour of or affecting the Premises or about party or other walls separating the Premises from any other property or about any other matter arising out of this lease must (where the Landlord is not a party) be referred to the Landlord and the Landlord's decision will be final and binding on the parties to the dispute

8.3  No implied easements

This lease does not confer upon the Tenant any rights or privileges over any other property except as expressly set out in this lease and any rights implied by section 62 LPA are expressly excluded

8.4  Tenant's goods left in the Premises

If the Tenant fails to remove any of its property from the Premises within thirty days after the Termination Date then:

8.4.1  the Landlord may sell such property as the agent of the Tenant and the Tenant will indemnify the Landlord against any liability to any third party whose property is sold by the Landlord in the mistaken belief held in good faith (which is to be presumed unless the contrary is proved) that such property belonged to the Tenant and

8.4.2  if the Tenant claims the sale proceeds within six months after the Termination Date the Landlord will pay or account to the Tenant on demand for the sale proceeds (but not any interest on them) less any costs of storage and sale reasonably incurred by the Landlord but otherwise the Landlord may retain the sale proceeds absolutely

8.5  No planning warranties

Nothing in this lease or in any consent granted by the Landlord under this lease constitutes any warranty by the Landlord that the Premises are authorised under the Planning Acts or otherwise for use for any specific purpose

8.6  Limitation on Landlord's liability

The Landlord is not liable to the Tenant or to any other person for any accident loss or damage caused to the Tenant or any other person or to the Premises or any goods or property of the Tenant or any other person occurring as a result of :

8.6.1  any act neglect default or omission of any kind whatever of any person other than the Landlord its servants agents or invitees or

8.6.2  any breach of any Tenant's obligation in this lease whether express or implied or

8.6.3  any fire or leakage or overflow from any pipes taps mains cisterns or other appliances in or near the Premises or any Landlord's Property nor is the Landlord liable to any person who is not a party to this lease to perform any of the covenants in this lease whether express or implied insofar as such covenants impose obligations going beyond the common duty of care imposed by the Occupier's Liability Acts 1957 and 1984 or the Defective Premises Act 1972

8.7  Liability on entry

The person or persons exercising rights of entry conferred in this lease is to cause as little damage to the Premises and as little inconvenience as possible and to make good any damage caused to the Premises but the Landlord will not be liable to the Tenant for any loss damage or claim arising from noise dust vibration noxious fumes odours loss of trade nuisance or annoyance caused to the Tenant or to any other person in connection with the exercise of those rights

8.8  Liability of Tenant and Surety

Notwithstanding any other provision of this lease nothing in this lease operates so as to impose on any person who was formerly the Tenant or the Surety liability under this lease in respect of any period following his release by virtue of the 1995 Act except as permitted under the 1995 Act

8.9  VAT

8.9.1  All consideration in respect of the supply of goods or services by the Landlord to the Tenant under this lease is exclusive of any VAT which may be chargeable on it and on the date upon which a supply is treated as having been made for the purposes of the Value Added Tax Act 1994 the Tenant becomes liable to pay to the Landlord an amount equal to any such VAT

8.10  Jurisdiction

This lease is governed by and interpreted in accordance with the laws of England and (except where there is a valid submission to arbitration under English Law in accordance with this lease) the parties submit to the non-exclusive jurisdiction of the High Court of Justice in England

8.11  Representations

The Tenant acknowledges that this lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this lease or made in writing by the Landlord's solicitors prior to the date of this lease

9.   RENT REVIEW

9.1  Requirement for review

The amount of the Yearly Rent is to be reviewed on each Review Date and the sum payable as the Yearly Rent on and following each Review Date will be as follows

9.1.1  In the case of the Yearly Rent payable from the first Review Date the greater of:

9.1.1.1  Eight Hundred and Forty Six Thousand Two Hundred and Seventy Pounds (846,270.00 GBPs) and

9.1.1.2  the annual rent at which the Premises might reasonably be expected to be let in the open market at the Review Date ascertained as if to be let on the terms of the hypothetical lease described in clause 9.2 and on the assumptions set out in clause 9.3 but disregarding the matters set out in clause 9.4 ("the open market rent")

9.1.2  In the case of the Yearly Rent payable from the second Review Date the greater of:

9.1.2.1  the amount of the Yearly Rent immediately before the second Review Date compounded at 3% per annum for the period from the day after the first Review Date to the second Review Date

9.1.2.2  the open market rent

9.2  The hypothetical lease

The hypothetical lease by reference to which each review of the Yearly Rent is to take place is a lease :

9.2.1  on the same terms as this lease (including but not limited to the review provisions and with review of rent on the same dates as are specified in this lease) except for the amount of the Yearly Rent

9.2.2  granted without any premium by a willing lessor to a willing lessee with vacant possession and for a term equal to the residue of the Contractual Term unexpired at the relevant Review Date

9.3  Assumptions

The assumptions to be made in ascertaining the open market rent are :

9.3.1  that no work has been carried out to the Premises by the Tenant or any predecessors of the Tenant or any authorised underlessee of each of them which has diminished their rental value

9.3.2  that the Premises are fit for use with all requisite services connected and available and that if the Premises have been damaged or destroyed they have not been so destroyed or damaged

9.3.3  that the Tenant's covenants in this lease have been fully performed and observed

9.3.4  that the Premises are let by one lease

9.3.5  that the rent would not be discounted in any way to reflect any rent concession or other benefit generally available in the market at the relevant time in respect of a period for fitting out works only

9.4  Matters to be disregarded

In assessing the open market rent the following are to be disregarded :

9.4.1  any effect on rent of the fact that the Tenant or any predecessors of the Tenant or any authorised underlessee of either of them have been in occupation of the Premises

9.4.2  any goodwill attached to the Premises by reason of the carrying on there of the Tenant's business or that of any predecessors of the Tenant or of any authorised underlessee of either of them

9.4.3  any increase in value attributable to tenant's fixtures and fittings

9.4.4  subject to the assumptions at clause 9.3.2 and 9.3.3 any increase in rental value attributable to any improvement to the Premises carried out with the Landlord's written permission by the Tenant or any predecessors of the Tenant or any authorised underlessee during the Term except for any improvement which has been carried out pursuant to an obligation to the Landlord or its predecessors or which has been carried out wholly or partly at the Landlord's expense PROVIDED THAT any improvement arising out of the carrying on of works pursuant to an agreement or covenant contained in a licence or consent for alterations by the Landlord shall not be deemed to be carried out in pursuance of an obligation to the Landlord

9.5  Settlement of open market rent

9.5.1  The Landlord and the Tenant will endeavour to agree the open market rent prior to the relevant Review Date but if agreement has not then been reached either party may at any time thereafter refer the determination of the open market rent to the Independent Surveyor

9.5.2  The appointment of the Independent Surveyor is to be made by agreement between the parties but in default of agreement then either party may request the President of the Royal Institution of Chartered Surveyors to nominate or arrange the nomination of the Independent Surveyor and the person so nominated is to be appointed by the parties jointly but if for any reason notice of his determination is not given within a reasonable period the parties may appoint a replacement Independent Surveyor using the procedures in this sub- clause

9.5.3  the Independent Surveyor is to act at the option of the Landlord either as an arbitrator or as an expert

9.5.4  in the case of determination by an expert the parties may make representations to him but he is not bound to take them into account in reaching his decision which (including his decision as to the payment of his costs) is to be final and binding on the parties but if he fails to make a decision as to payment of his costs they are to be shared equally between the parties

9.5.5  In the case of arbitration the arbitration shall be conducted in accordance with the Arbitration Act 1996

9.6  Arrears of increased rent and interest

9.6.1  Where and for so long as settlement of any Rent Review remains uncompleted the Yearly Rent will continue to be payable on and following the relevant Review Date at the rate applying immediately before such Review Date

9.6.2  Immediately after the parties have agreed the amount of the open market rent or where the determination was referred to the Independent Surveyor immediately after he has notified the parties of his decision the Tenant will forthwith pay to the Landlord the full amount of the difference (if any) between:

9.6.2.1  the total of the sums in respect of the Yearly Rent actually paid by the Tenant to the Landlord for the period starting on the relevant Review Date and ending on the day before the quarter day which immediately follows the date of such agreement or notification and

9.6.2.2  the total of the sums in respect of the Yearly Rent which would have been payable in respect of that period had the agreement or notification been made on or prior to such Review Date

9.6.2.3  Where any payment falls to be made by the Tenant to the Landlord pursuant to clause 9.6.2 the Tenant will at the same time pay to the Landlord interest at 2% below the Prescribed Rate on that payment in respect of the period beginning on the day on which each instalment was due and ending on the date of the payment made by the Tenant under clause 9.6.2

9.7  Time not of the essence

Time is not to be of the essence of any of the Review Provisions

9.8  Restrictions on Rent Review

If there is any restriction on the amount of the rent payable by the Tenant or on a review of the rent on any Review Date then whenever that restriction is modified or removed the Landlord may serve a notice on the Tenant to the effect that the day following such modification or removal will be a Review Date and the provisions of this clause 9 will apply as if such date were a Review Date but without prejudice to the next Review Date

9.9  Memorandum

After the open market rent has been ascertained in respect of a Review Date a memorandum signed by the Landlord and the Tenant recording the amount of the Yearly Rent so ascertained is to be endorsed on or annexed to this lease and its counterpart (each party bearing its own costs)

EXECUTED as a deed and delivered on the date stated in the particulars

SCHEDULE 0

The Premises

The premises shown edged red on the attached Plan and known as Unit 1600 Aztec West together with all alterations additions and improvements made at any time during the Term

SCHEDULE 2

Exceptions and reservations

1.  To enter the Premises to exercise any of the rights excepted reserved or granted to the Landlord in this lease or to comply with any Landlord's obligation

SCHEDULE 0

Title matters

The matters contained in or referred to in the Registers of Title Number AV189950.

SCHEDULE 4

The Leases

Date	Document	Parties
29-12-1982	Lease	Electricity Supply Nominees Limited (1) Benson Electronics Limited (2)

3-8-1982	Lease as varied by a Deed of Variation dated 10 April 1992	Electricity Supply Nominees Limited (1) GEAC Computers Limited (2)
24-4-1987	Sub Lease	GEAC Computers Limited (1) Lamberts of Bristol Limited (2) Michael Gordon Pearce (3)

1-2-1995	Lease	Spandex Plc (1) Contingency and Planning Recovery Services Limited (2)

Lease	Spandex Plc (1) David Daw (2)

Lease	Spandex Plc (1) Charles Dobson (2)

SCHEDULE 5

Surety Covenants

The Surety covenants and agrees with the Landlord and (without the need for any express assignment) with the Landlord's successors in title:

1.  Guarantee and indemnity

by way of primary obligation that the Yearly Rent and other payments to be made by the Tenant will be paid in the manner and at the times specified and that all the Tenant's covenants and conditions in this lease will be duly performed and observed and further that if the Tenant defaults the Surety will by way of indemnity fully compensate the Landlord for all losses and expenses of any kind incurred as a result

2.  Events disregarded

that none of the following will release exonerate or in any way affect the liability of the Surety:

2.1.1  the giving of extra time to the Tenant to comply with an obligation or the event that the Landlord does not insist on strict compliance with an obligation

2.1.2  any refusal by the Landlord to accept any money tendered as rent by or on behalf of the Tenant at a time when the Landlord is entitled (or would be entitled after the service of a notice under section 146 LPA) to re-enter the Premises

2.1.3  subject to section 18 of the 1995 Act any variation of the terms of this lease provided the terms are not material agreed between the Landlord and the Tenant whether or not the Surety is a party

2.1.4  a transfer of the Landlord's reversionary interest or an assignment of this lease (except an assignment under which the Tenant is released from liability by virtue of the 1995 Act)

2.1.5  the event that the Tenant (being a company) is wound up or ceases to exist or (being an individual) dies or becomes incapable of managing his affairs

2.1.6  where the Surety is more than one person any release of one or more such persons which is not expressed to relate to all such persons

2.1.7  in relation to the remainder of the Premises the surrender of part of the Premises

3.  Acceptance of new lease

that if the Landlord so requires or the Surety requires by notice served within three months after either the disclaimer or forfeiture of this lease then the Surety will accept from the Landlord or the Landlord will grant as the case may be a new lease of the Premises on the following terms:

3.1.1  for a term equal to the residue of the Contractual Term unexpired at the time of the grant of such new lease

3.1.2  at an initial annual rent equivalent to the rate of the Yearly Rent payable at the date of such disclaimer or forfeiture and payable from such date

3.1.3  containing the same covenants conditions provisions and other terms (including the proviso for re-entry) as are contained in this lease so far as they are still applicable and will pay the Landlord's reasonable and proper costs of such new lease and will execute and deliver to the Landlord a counterpart of it PROVIDED that where the Surety is a former tenant under this lease pursuant to an authorised guarantee agreement made under section 16 of the 1995 Act then this clause is to be construed as if references to forfeiture were deleted

4.  Obligations on re-letting

that if the Landlord decides not to require the Surety to accept a new lease pursuant to clause 9.3 and the Surety does not wish to take a new lease but decides instead to re-let the Premises then (except where the Surety is a former tenant under this lease pursuant to an authorised guarantee agreement made under section 16 of the 1995 Act) the Surety will pay to the Landlord on demand the proper and reasonable costs incurred by the Landlord in relation to any re-letting

SCHEDULE 6

Tenants Fixtures
AREA	REMOVABLE	FIXED
Ground Floor 1 DPDaw	Fixtures and fittings (all) Ceiling fittings Floor coverings Partitions: Demountable	None
2 IT Dept	Desks and demountable partitions Racking AC units (ceiling mounted) Servers	Floor coverings
3 Coburn office	Desks and demountable glass partitions Racking AC units (ceiling mounted) Servers Shuttles	Floor coverings
4 Archive area	Racking	Floor coverings
5 Technical Dept	Desks and demountable partitions Racking AC units (ceiling mounted) Vent/Extraction unit Stock bins	Floor coverings
6 Production Dept	Indirect Office Desks and demountable partitions AC units (ceiling mounted) First Aid room: fittings Direct Area Racking Plant and Machinery Shuttles Tooling: R&D Dept Vending equipment	Floor coverings Heating System (in ceiling) Toilet facilities
7 Reception	Switch (in Switch Room) Switchboard incl extensions
First Floor 7 UK Office	Desks Showroom fittings Partitions: Demountable AC units (ceiling mounted) Electronic Display	Floor coverings Toilet facilities
8 Group Office	Desks Studio fittings Partitions: Demountable AC units (ceiling mounted)	Floor coverings
9 Canteen	Catering Equipment Tables and chairs AC units (ceiling mounted)	Floor coverings
General (Chattels)

The removable AC units, mobile heaters, internal IT and communication cabling, all false walls and partitions. All IT, communication, catering equipment as well as plant and machinery, furniture, design/showroom fittings.

Original Only
SIGNED AS A DEED by                              )

I M PROPERTIES FINANCE LIMITED   )

acting by a Director and Secretary or               )

two Directors                                                  )

Director

Secretary

Counterpart Only
THE COMMON SEAL of SPANDEX PLC )

was affixed in the presence of:                        )

Director

Secretary